Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the KEMET Corporation Omnibus Incentive Plan, which amends and restates the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan, of our reports dated June 1, 2017, with respect to the consolidated financial statements of KEMET Corporation and the effectiveness of internal control over financial reporting of KEMET Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Greenville, South Carolina
August 9, 2017

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